Consulting Agreement

THIS CONSULTING AGREEMENT (this "Agreement"), dated as of July 11, 2008, by and between T.O.D. Taste on Demand Inc. a Nevada corporation (the "Company") and E.O. Artsiely LTD, Israeli VAT number 513348953 by Mr. Eyal Artsiely the ("Consultant").

1.	The Services

The Consultant shall provide the Company with the services described in Annex A attached hereto (the "Services"). The Consultant shall perform the Services in a diligent, timely, faithful, responsible, competent and trustworthy manner and shall exercise due professional care. The Consultant shall devote to the Company such amount of time necessary for satisfactory performance of the Services.

The Services will be provided in accordance with the schedule set forth in Annex B.

2.	Presentations and Warranties

2.1. The Consultant declares that -

2.1.1.	It has the knowledge, skills, training, qualifications and experience required to supply the Services in accordance to this Agreement.

2.1.2.	It is under no obligation, contractual or other, which creates a conflict of interests with other obligations under this Agreement.

2.2. The Consultant undertakes not to enter any contractual relation during the term of this Agreement which might create a conflict of interests with the Consultant's obligations hereunder or with the interests of the Company.

2.3. The Consultant acknowledges that it is aware that the Company is a reporting company under the 1934 Exchange Act and that it may be required to disclose the terms of this Agreement and to file this Agreement with the United States Securities and Exchange Commission.

3.	Compensation

3.1. In consideration for the performance of the Services by the Consultant, the Company shall pay the Consultant a total sum of up to $9,600 (excluding VAT) (the "Consultancy Fee"); $2,500 of which will be payable within 10 business days of the agreement signing date hereof and the balance of the Consultancy Fee will be payable within 10 business days of the date on which each relevant stage of the Services will be completed as set forth in Annex B; provided, that if a relevant stage of the Services is not completed, no Consultancy Fee in respect of such stage will be payable by the Company to the Consultant.

3.2. In addition to the Consultancy Fee, the Consultant shall be granted 14,286 shares of Common Stock, par value 0.0001 per share of the Company ("Stock Compensation"), which represent additional compensation of $2,000 based a price per share of Common Stock of $0.14. The Consultant acknowledges that the Stock Compensation is comprised of restricted securities that are subject to certain limitations on transferability based on applicable securities laws.

3.3. The Company may withhold any amount required to be withheld by it under applicable Israeli tax law from any payment of the Consultancy Fee. The Consultancy Fee shall be paid in United States dollars.

3.4. The Consultant shall not be entitled to receive any reimbursement of expenses whatsoever, other than as decided in writing by the Company.

4.	Term and Termination

This Agreement shall be in effect until completion of the Services by the Consultant or earlier termination by the Company, with or without cause, by providing 30 days' advance written notice to this effect to the Consultant.
In such case, all payments required to cover the work that was done up to the termination notice, will be paid instantly.

5.	Confidentiality, Development Rights and Non-Competition

Confidentiality:

5.1. The Consultant shall maintain any and all Confidential Information (as defined below) in strict confidence at all times and shall not, directly or indirectly, publish, reveal, or otherwise disclose or make available such Confidential Information to any person or entity and not to use the Confidential Information for any purpose other than for the performance of his Services hereunder without obtaining the Company's advanced written consent. For purposes of this Agreement, "Confidential Information" shall mean any and all non-public information in whatever form or media relating to the Company, including without limitation any commercial and financial information, technical information, know-how and trade secrets, information regarding customers, suppliers, business partners, etc.

5.2. Upon the Company’s request or upon termination of this Agreement, according to the earlier, the Consultant shall return to the Company any and all documents and other tangible materials containing Confidential Information and shall erase or destroy any computer or data files containing such Confidential Information, such that no copies or samples of Confidential Information shall remain with him. Upon request by the Company, the Consultant shall certify in writing that it has fully complied with the provisions of this Section 0.

Development Rights:

5.3. The Consultant acknowledges that all inventions, developments, mask works, trade secrets, modifications, ideas, techniques, know-how, designs, proprietary information, whether or not patentable or otherwise protectable, and all intellectual property associated therewith, which are invented, made, developed, discovered or conceived, in whole or in part, by it, independently, or jointly with others, (i) within the framework of providing the Services hereunder; or (ii) with the use of any Company’s equipment, supplies, facilities, or proprietary information; shall be the sole and exclusive property of the Company (all of the above: the "IP Rights"). The Consultant shall have no rights, claims or interest whatsoever in or with respect to the IP Rights. The Consultant hereby irrevocably and unconditionally assigns to the Company any and all rights and interests in or to the IP Rights.

Notwithstanding the foregoing, if IP Rights are registered, the Company will name the Consultant as inventor or additional inventor for credit purposes (with no rights whatsoever in the IP Rights).

Non-Competition

5.4. The Consultant shall not be involved (including, without limitation, as an owner, independent contractor, shareholder, director, partner, manager, agent, employee or advisor), directly or indirectly, in any way, in any activity which is competitive with the business of the Company covered by the patent application of the Company. It is hereby expressly acknowledged that the business and operating market of the Company is world wide, and consequently, the obligations prescribed in this Section 0 shall apply on a world-wide basis.

The provisions of this Sections 0 shall survive the expiration or any termination of this Agreement.

6.	Relationship of the Parties.

The Company and the Consultant agree that the Consultant is an "independent contractor" and neither this Agreement nor the performance hereof shall be construed as creating between the Company and the Consultant, any partnership, joint venture, employment relationship or any other similar relationship, and neither party hereto shall be liable for the debts or obligation of the other.

Except as specifically provided in this Agreement, the Consultant shall not act and shall not represent himself as a representative of the Company and shall not make any commitment to enter into any agreement or take obligation on behalf of the Company, unless expressly so authorized in writing by the Company.

7.	Miscellaneous

7.1. This Agreement may be modified, canceled, renewed or extended, and the terms and covenants hereof may be waived, only by a written instrument executed by both parties. The failure of any party, at any time or times, to require performance of any provision of this Agreement shall in no manner affect the right of such party, at a later time, to enforce the same. No waiver by any party of the breach of any term or covenant, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any breach, or a waiver of the breach of any other term or covenant.

7.2. The parties agree and confirm that all matters relating to the validity, interpretation, implementation and enforcement of this Agreement, and the rights, duties and obligations thereof pursuant hereto, shall be governed solely by the laws of the State of Nevada. Exclusive jurisdiction with respect to any matter arising from or related to this Agreement shall rest with the competent courts in the State of Nevada only.

7.3. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Consultant, its beneficiaries or legal representative. The Company may assign its rights and obligations hereunder without obtaining the Consultant's consent.

7.4. This Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior understanding between the parties both oral and written regarding such subject matter.

7.5. The Consultant agrees to perform all further acts and execute, acknowledge and deliver any documents that may be necessary to carry out the provisions of this Agreement (including the assignment of the IP Rights to the Company).

7.6. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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In Witness Whereof, the parties hereto have caused this Agreement to be duly executed on this day.

___________________________ T.O.D. Taste on Demand Inc.	___________________________ The Consultant

Annex A - Services

Production of a functional prototype product capable of threading the neck of mineral water bottles on the one hand, enabling their closure by corresponding screw-on bottle caps on the other hand.

The product will contain a number of cells for the storage of semi-hard “candies” containing flavor essences to be added to the mineral water. The desired choice of flavor can be obtained through the product “selector”. It will be sold as an independent product suitable for use in bottled mineral water.

Annex B - Schedule

Development Procedure and Costs:
Phase	Steps taken	Responsible	Cost ($)**	Timetable

1	Completing description & conceptual planning ~~for production of proto- type (PDR)~~ 	E.A. Artsiely	5,000	5 weeks after approval of proposal

2	Detailed planning (chosen concept)for production of Artsiely selecting prototype(CDR)	E.A. Artsiely	3,500	3 weeks from preferred concept

3	Producing prototype	Manfctrs + E.A. Artsiely	10% of suppliers’ invoices	Per mfctrs . timetable est.cost of parts: cca $1,000

4	Planning improvements in keeping with lessons learned from prototype	E.A..Artsiely		1 week from noting required improvemts

5	Producing pototype II	Manufacturers+ E.A.Artsiely	10% of suppliers’ invoices	Per mfctrs time timetable, est. cost of parts: cca. $1,000

6	Labor per hour***		75	In case of substantial change in product des- cription, or a demand for labor exceeding planned labor framework.

* Comments
** Prices do not include VAT
*** Only upon specific written request made by the Company

Purchasing:
Purchase of parts and work from an outside source will be carried out by the Company at its expense.

Process:

The process can be stopped at the conclusion of each phase.
A discussion will be held on completion of each step and results presented as stated in the chart. The Company may decide whether it wishes to continue or to terminate this engagment. This decision will be submitted to E.A.Artsiely LTD in writing.

The result of the development process until the engagement is terminated will belong to the Company after payment by its of all Consultancy Fee required until this point.

Should the process be terminated, further assistance and advice will be obtainable, to be charged per actual hours of labor performed at a cost of $75 per working hour - as per performance report of E.A. Artsiely.

Planning to be performed on Solidworks software.